Schedule "O"

IN THE MATTER OF THE SECURITIES LEGISLATION OF BRITISH COLUMBIA, ALBERTA, MANITOBA, ONTARIO, SASKATCHEWAN, QUÉBEC, NEW BRUNSWICK AND THE NORTHWEST TERRITORIES

AND

IN THE MATTER OF THE MUTUAL RELIANCE REVIEW SYSTEM FOR EXEMPTIVE RELIEF APPLICATIONS

AND

IN THE MATTER OF VICEROY RESOURCE CORPORATION, QUEST INVESTMENT CORPORATION, ARAPAHO CAPITAL CORP. AND AVATAR PETROLEUM INC.

MRRS DECISION DOCUMENT

¶ 1 WHEREAS the local securities regulatory authority or regulator (the "Decision Maker") in each of British Columbia, Alberta, Manitoba, Ontario, Saskatchewan, Québec, New Brunswick and the Northwest Territories (collectively, the "Jurisdictions") has received an application from Viceroy Resource Corporation ("Viceroy") and Quest Investment Corporation ("Quest") (collectively, the "54-101 Filers") for a decision under the securities legislation of the Jurisdictions (the "Legislation") that the requirement contained in the Legislation to deliver printed copies of an information circular (the "Joint Information Circular"), prepared in connection with a proposed plan of arrangement (the "Arrangement") involving Viceroy, Quest, Arapaho Capital Corp. ("Arapaho") and Avatar Petroleum Inc. ("Avatar"), to their respective registered and non-registered shareholders shall not apply to the 54-101 Filers in connection with the meetings of their shareholders to be held to consider the Arrangement;

¶ 2 AND WHEREAS under the Mutual Reliance Review System for Exemptive Relief Applications (the "System"), the British Columbia Securities Commission is the principal regulator for this application;

¶ 3 AND WHEREAS, unless otherwise defined, the terms herein have the meaning set out in National Instrument 14-101 Definitions or in Québec Commission Notice 14-101;

¶ 4 AND WHEREAS the 54-101 Filers have represented to the Decision Makers that:

1. Viceroy was amalgamated under the British Columbia *Company Act* (the "Company Act"); Viceroy's head office is located in Vancouver, British Columbia; Viceroy is a reporting issuer or the equivalent in each of the Jurisdictions that provides for a reporting issuer regime and is up to date with all its filings under the Legislation in each of those Jurisdictions and under the Company Act;

2. Quest was amalgamated under the Company Act; Quest's head office is located in Vancouver, British Columbia; Quest is a reporting issuer or the equivalent in each of the Jurisdictions that provides for a reporting issuer regime and is up to date with all its filings under the Legislation in each of those Jurisdictions and under the Company Act;

3. Arapaho is incorporated under the Company Act; Arapaho's head office is located in Vancouver, British Columbia; Arapaho is a reporting issuer in British Columbia and Alberta and is up to date with all its filings under the Legislation in each of those Jurisdictions and under the Company Act;

4. Avatar is incorporated under the Company Act; Avatar's head office is located in Vancouver, British Columbia; Avatar is a reporting issuer in British Columbia and Alberta and is up to date with all its filings under the Legislation in each of those Jurisdictions and under the Company Act;

5. in connection with the proposed Arrangement, each of the 54-101 Filers will be calling an extraordinary general meeting to obtain shareholders' approval of the Arrangement; in order to reduce the costs associated with convening separate annual general meetings, the 54-101 Filers will hold their 2003 annual general meetings concurrently with their extraordinary general meetings (collectively, the "Meetings") and include the information and documentation statutorily required to be sent to shareholders in connection with the annual general meeting as part of the Joint Information Circular;

6. collectively, the 54-101 Filers will be required to mail over 12,200 copies of the Joint Information Circular, estimated to be over 350 pages in length, to their registered shareholders in connection with the Meetings; over 87 percent of the registered shareholders of the 54-101 Filers own less than a board lot of shares; the estimated costs per shareholder associated with the printing and mailing of the Joint Information Circular will be greater than the current value of the shares owned by many of the 54-101 Filers' shareholders;

7. having regard to the provisions of National Policy 11-201 *Delivery of Documents by Electronic Means* for the electronic delivery or access to a document, each of the 54-101 Filers will ensure that:

   (a) its shareholders receive written notice, by mail, that the Joint Information Circular is electronically available to them;

   (b) its shareholders are provided with a summary of the Joint Information Circular (the "Summary") which will contain a succinct and clear outline of the Arrangement proposed and a summary of the information and documentation statutorily required to be sent to shareholders in connection with the annual general meeting, with references to where and how the full text of the Joint Information Circular may be accessed electronically or provided to the shareholder in printed form, free of charge;

   (c) its shareholders have easy access to the Joint Information Circular through SEDAR and through the 54-101 Filers' respective websites designated in the notice referred to in paragraph (a) or by requesting and receiving from that 54-101 Filer, a printed copy, free of charge; and

   (d) the Joint Information Circular available electronically to shareholders is identical in its content to the printed copy of that document;

¶ 5 AND WHEREAS under the System, this MRRS Decision Document evidences the decision of each Decision Maker (collectively, the "Decision");

¶ 6 AND WHEREAS each of the Decision Makers is satisfied that the test contained in the Legislation that provides the Decision Maker with the jurisdiction to make the Decision has been met;

¶ 7 THE DECISION of the Decision Makers under the Legislation is that the requirement contained in the Legislation to deliver printed copies of the Joint Information Circular to the 54-101 Filers' respective registered and non-registered shareholders shall not apply to the 54-101 Filers in connection with the proposed Arrangement, provided that each of the 54-101 Filers ensures that in connection

with the preparation and mailing of meeting materials associated with its Meetings:

(a) its shareholders receive printed copies of the notice of meeting, the Summary and form of proxy by mail, which notice states that the Joint Information Circular is available to them electronically or, by request, in its printed form;

(b) its shareholders have access to the Joint Information Circular through SEDAR and through the 54-101 Filers' websites designated in the notice referred to in paragraph (a) or by requesting and receiving from that 54-101 Filer, a printed copy, free of charge; and

(c) the Joint Information Circular available electronically to shareholders is identical in its content to the printed copy of that document;

¶ 8 May 14, 2003

Brenda Leong
Director